Exhibit 99.1

NEWS RELEASE

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Mathias J. Barton, CFO	www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the Fourth Quarter and Year Ended December 26, 2009

Colmar, Pennsylvania (February 23, 2010) – Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the fourth quarter ended December 26, 2009.

Revenues for the three months ended December 26, 2009 increased 20% over the prior year to $96.7 million from $80.7 million last year.  For the year ended December 26, 2009, revenues were up 10% to $377.4 million from $342.3 million.  Revenue growth in both periods was driven by strong overall demand for our products and higher new product sales.

Reported net income in the fourth quarter of 2009 was up 57% to $7.7 million from $4.9 million in the same period last year.  Reported diluted earnings per share in the fourth quarter of 2009 rose 59% to $0.43 from $0.27 in the same period last year.  Excluding the impact of the one-time item shown in the reconciliation of non-GAAP measures below, net income in the fourth quarter of 2009 was up 83% to $7.7 million from $4.2 million in the same period last year and diluted EPS in the fourth quarter of 2009 increased 87% to $0.43 from $0.23 in the same period last year.

Reported net income for the year ended December 26, 2009 was up 49% to $26.5 million from $17.8 million in the same period last year.  Reported diluted earnings per share for the year ended December 26, 2009 were up 48% to $1.47 from $0.99 last year.    Excluding the impact of the one-time item shown in the reconciliation of non-GAAP measures below, net income in 2009 was up 55% to $26.5 million from $17.1 million in the same period last year and diluted EPS in 2009 increased 55% to $1.47 from $0.95 in the same period last year.

For the year ended December 26, 2009 and December 27, 2008:
•
Gross profit margin was 34.9% in 2009 compared to 32.2% in 2008. The increase in margin is the result of lower warranty and product return costs along with a reduction in freight expenses and certain material costs.

•
Selling, general and administrative expenses increased 7.7% in 2009 to $88.1 million from $81.8 million in 2008, but was down as a percentage of sales from 23.9% in 2008 to 23.3% in 2009.  The spending increase was the result of higher variable costs related to our sales increase as well as increased new product development spending and higher incentive compensation expense due to higher earnings levels.

•	Interest expense, net, decreased to $0.3 million in 2009 from $0.9 million in 2008 due to lower borrowing levels and interest rates.
•
Our effective tax rate increased to 38.8% from 35.2% in the prior year.  The increase is the result of a $0.7 million tax benefit realized in 2008 upon the disposition of our Canadian Subsidiary and higher provisions for state income taxes in 2009.

•
Operating cash flow for 2009 increased $17.9 million to $27.6 million from $9.7 million in 2008.  The increased cash flow enabled us to decrease total debt by $15.1 million during 2009.  Total debt outstanding as of December 26, 2009 was only $0.4 million.

Mr. Richard Berman, Chairman and Chief Executive Officer, said, “Revenue growth in 2009 was just over 10% and was driven primarily by continued strong acceptance and market penetration of our new product lines and line extensions.  Our 2010 plan provides for further investment in our new product capabilities.  We look forward to sharing the new products generated by these investments with our customers and end users as the year progresses.”

Dorman Products, Inc. is a leading supplier of OE Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets.  Dorman products are marketed under the Dorman(R), OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), Symmetry (R) and Scan-Tech (R) brand names.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company’s 2008 Annual Report on Form 10-K under Item 1A - Risk Factors.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Fourth Quarter (unaudited)	12/26/09	Pct.	12/27/08	Pct.
Net sales	$96,698	100.0	$80,687	100.0
Cost of goods sold	60,634	62.7	54,875	68.0
Gross profit	36,064	37.3	25,812	32.0
Selling, general and administrative expenses	23,114	23.9	19,318	24.0
Income from operations	12,950	13.4	6,494	8.0
Interest expense, net	139	0.2	146	0.1
Income before income taxes	12,811	13.2	6,348	7.9
Provision for income taxes	5,074	5.2	1,498	1.9
Net income	$7,737	8.0	$4,850	6.0
Earnings per share
Basic	$0.44	-	$0.27	-
Diluted	$0.43	-	$0.27	-
Average shares outstanding
Basic	17,683	-	17,649	-
Diluted	18,024	-	18,018	-

	52 Weeks		52 Weeks
Year to Date (unaudited)	12/26/09	Pct.	12/27/08	Pct.
Net sales	$377,378	100.0	$342,325	100.0
Cost of goods sold	245,592	65.1	232,140	67.8
Gross profit	131,786	34.9	110,185	32.2
Selling, general and administrative expenses	88,117	23.3	81,781	23.9
Income from operations	43,669	11.6	28,404	8.3
Interest expense, net	343	0.1	920	0.3
Income before income taxes	43,326	11.5	27,484	8.0
Provision for income taxes	16,831	4.5	9,671	2.8
Net income	$26,495	7.0	$17,813	5.2
Earnings per share
Basic	$1.50	-	$1.01	-
Diluted	$1.47	-	$0.99	-
Average shares outstanding
Basic	17,658	-	17,675	-
Diluted	17,996	-	18,049	-

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
 (in thousands)

	12/26/09	12/27/08
Assets:
Cash and cash equivalents	$10,626	$5,824
Accounts receivable	88,164	77,101
Inventories	89,927	93,577
Deferred income taxes	12,620	11,626
Prepaid expenses	2,248	2,135
Total current assets	203,585	190,263
Property & equipment	25,218	25,053
Goodwill	26,553	26,553
Other assets	2,046	1,553
Total assets	$257,402	$243,422

Liability & Shareholders’ Equity:
Current portion of long-term debt	$90	$86
Accounts payable	16,098	21,900
Accrued expenses and other	14,244	8,040
Total current liabilities	30,432	30,026
Long-term debt and other	2,941	17,464
Deferred income taxes	8,694	8,088
Shareholders’ equity	215,335	187,844
Total Liabilities and Equity	$257,402	$243,422

Selected Cash Flow Information:
(in thousands)	13 Weeks (unaudited)		52 Weeks (unaudited)
	12/26/09	12/27/08	12/26/09	12/27/08
Depreciation and amortization	$2,061	$1,965	$7,835	$7,672
Capital Expenditures	$1,904	$1,531	$7,830	$7,323

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(in thousands, except per-share amounts)

This press release contains non-GAAP measures which adjust net income and diluted earnings per share to exclude the impact of the following one-time items:

-	Results for the thirteen weeks and year ended December 27, 2008 include a $0.7 million tax benefit realized upon the disposition of our Canadian subsidiary.

The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company’s management uses internally to evaluate the Company’s baseline performance.  A reconciliation of net income and diluted earnings per share follows:

	13 Weeks (unaudited)
	12/26/09	12/27/08	% Change
Net income, as reported	$7,737	4,850	59.5%
Less: Tax benefit upon disposition of subsidiary	-	(673)	N/A
Net income, as adjusted	$7,737	4,177	85.2%

Diluted EPS, as reported	$0.43	0.27	59.3%
Less: Tax benefit upon disposition of subsidiary	-	(0.04)	N/A
Diluted EPS, as adjusted	$0.43	0.23	87.0%

	52 Weeks (unaudited)
	12/26/09	12/27/08	% Change
Net income, as reported	$26,495	17,813	48.7%
Less: Tax benefit upon disposition of subsidiary	-	(673)	N/A
Net income, as adjusted	$26,495	17,140	54.6%

Diluted EPS, as reported	$1.47	0.99	48.5%
Less: Tax benefit upon disposition of subsidiary	-	(0.04)	N/A
Diluted EPS, as adjusted	$1.47	0.95	54.7%